Exhibit 5.1

Endurance Specialty Holdings Ltd. Wellesley House 90 Pitts Bay Road Pembroke HM 08 Bermuda Attention: Mr John V. Del Col	Email badderley@applebyglobal.com Direct Dial +1 441 298 3243 Tel +1 441 295 2244 Fax +1 441 292 8666 Your Ref Appleby Ref DBA/ERM/mc/127105.0060 15 August 2013

Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Dear Sir

Endurance Specialty Holdings Ltd. (the “Company”)—Registration Statement on
Form S-8

We have acted as Bermuda counsel to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement (as defined in the Schedule to this opinion) in relation to:

(i)     the Company making available an aggregate of 800,000 ordinary shares of the Company par value US$1.00 each per share (the “Option Shares”) upon the exercise of an option granted pursuant to the Option Agreement dated 28 May 2013 (the “Option Agreement”) between the Company and John R. Charman, the Company’s Chairman and Chief Executive Officer (the “Grantee”); and

(ii)    the resale, from time to time by the Grantee, of an aggregate of 708,890 ordinary shares of par value US$1.00 each of the Company (the “Restricted Shares”) acquired by the Grantee pursuant to the Restricted Share Agreement dated 28 May 2013 (the “Restricted Share Agreement”) between the Company and the Grantee.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”). Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Registration Statement have the same meanings when used in this opinion.

Assumptions

In stating our opinion we have assumed:

(a)       the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)      that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

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(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents which we have reviewed (other than the Directors or Officers of the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the Option Agreement or the Restricted Share Agreement or the issuance of the Option Shares or the Restricted Shares or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Registration Statement or the Option Agreement or the Restricted Share Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(k)	that the Option Shares will be duly granted in accordance with the terms and conditions of the Option Agreement; and

(l)	that the Company will file the Registration Statement in good faith for the purpose of carrying on its business and that, at the time it will do so, there will be reasonable grounds for believing that the activities contemplated by the Registration Statement would benefit the Company.

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Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2)	When issued pursuant to the Resolutions and delivered against payment therefore in the circumstances referred to or summarised in the Registration Statement and the Option Agreement, the Option Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(3)	The Restricted Shares are validly issued, fully paid and non-assessable shares in the capital of the Company.

(3)	The issuance or transfer of the Option Shares will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda, or (ii) the Constitutional Documents.

(4)	There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Option Shares or Restricted Shares.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda, which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(h)	We have relied upon statements and representations made to us in the Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify such opinions to the extent that the statements or representations made in the Certificate are not accurate in any respect.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

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This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 15 August 2013 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 15 August 2013 in respect of the Company (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-Laws adopted 8 May 2013 of the Company (collectively referred to as the “Constitutional Documents”).

4.	A certified copy of the “Tax Assurance” dated 17 May 2011, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

5.	A copy of an Officer’s Certificate (the “Certificate”) dated 13 August 2013 and signed by John V Del Col, Secretary of the Company, in relation to the resolutions passed at a Meeting of the Board of Directors of the Company held on 8 May 2013(the “Resolutions”).

6.	A Certificate of Compliance dated 14 August 2013 issued by the Registrar of Companies in respect of the Company.

7.	A copy of the permission dated 12 September 2005 given by the Bermuda Monetary Authority in relation to the Company.

8.	A certified copy of the register of members of the Company dated 13 August 2013.

9.	A copy of the Option Agreement.

10.	A copy of the Restricted Share Agreement.

11.	A copy of the registration statement on Form S-8 of the Company to be filed on or after 15 August 2013 (the “Registration Statement”) with the SEC under the Securities Act.

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